Exhibit 99.1

Jerash Holdings Signs Definitive Agreement to Acquire Manufacturing Factory;

Expected to Increase Annual Production Capacity by about 20%

FAIRFIELD, NJ, June 29, 2021 - Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sports and outerwear for leading global brands, today announced its wholly owned subsidiary Jerash Garments and Fashions Manufacturing Co., Ltd. had signed a definitive agreement with MK Garments MFG Co. Jordan to acquire Mustafa and Kamal Ashraf Trading Company (Jordan) for the Manufacture of Ready-Made Clothes LLC. (“MK Garments”), the operator of a 71,000 square-foot apparel manufacturing facility in Amman, Jordan, for approximately $2.8 million in cash. The transaction is anticipated to close in August 2021.

The new facility is expected to enable Jerash to produce approximately 2.5 to 3.5 million additional garments per year, adding about 20 percent to Jerash's current annual capacity.

Under the terms of the agreement, Jerash will assume the manufacturing licenses and existing physical operations of MK Garments, including all machinery equipment, 500 employees and a dormitory. Upon completion of the transaction, this facility will immediately cease production for MK Garments’ customers, and in August, Jerash will start producing CM (cut and make) orders from Jerash’s customers and subsequently produce knitted jackets and other more complex products from this facility.

“We expect the facility to immediately add needed capacity and give us the ability to scale up to satisfy increasing demand from new and existing customers,” said Sam Choi, Chairman and Chief Executive Officer. “All of our existing factories in Jordan are fully booked through January 2022, and customers already are placing orders that are expected to fully book the new factory from MK Garments through January 2022 as well. Our value proposition as a competitive supplier to leading, global premium brands is driving profitable growth for Jerash, as more companies seek to take advantage of Jordan’s economic advantages, along with Jerash’s proven ability to produce top-quality products.

“Our previously announced construction plans are progressing, and we will explore additional opportunities that are expected to allow us to continue our growth,” Choi added.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sports and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and JanSport). Jerash’s existing production facilities comprise four factory units, one workshop, and four warehouses, and Jerash currently employs approximately 4,300 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of March 31, 2021. Additional information is available at www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, the completion of the acquisition of the apparel facility in Amman, Jordan, reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

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Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

jsfetcu@pondel.com